Exhibit 3.1

FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

TUSIMPLE HOLDINGS INC.

Adopted: January 15, 2024

The Amended and Restated Bylaws of TuSimple Holdings Inc., a Delaware corporation (the “Company”), effective April 14, 2021 (the “Bylaws”), are hereby amended, effective as of January 15, 2024, as follows:

1.    A new Section 1.15, which states as follows, is hereby added to the Bylaws:

“Section 1.15. The Corporation may not enter into any transaction with any Chen Affiliate (as defined below) or, if the amount involved exceeds $120,000, with any other “related party” as defined under Item 404(a) of Regulation S-K, unless such transaction has been approved by a majority of the Independent Directors (or a committee of the Board comprised solely of Independent Directors), or a majority of the disinterested holders of the Corporation’s Class A Common Stock. A “Chen Affiliate” is defined to include the members of any “group” (as such term is commonly understood under Rule 12b-2), individuals with any familial relation with Mo Chen (the “Chen Family Group”), and any trusts created by or for the benefit of Mo Chen, any such “group” member or any member of the Chen Family Group, or any other corporation, partnership, association or other organization directly or indirectly owned or controlled by Mo Chen, any such “group” member or any member of the Chen Family Group.

2.    The following sentence is hereby added following the last sentence of Section 2.1 of the Bylaws:

“The Whole Board shall consist of at least three (3) Independent Directors.”

3.    The last sentence of Section 4.4 of the Bylaws is hereby amended and restated to read in its entirety as follows:

““Independent Director” shall have the meaning assigned to such term in the Cooperation Agreement, dated 15, 2024, between the Company and Mo Chen.”

4.    This amendment shall be effective as of the date it is adopted by resolution of the Board of Directors of the Company.

5.    Except as expressly modified hereby, the Bylaws and all of the provisions contained therein shall remain in full force and effect.